                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              UNIPHASE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                      LOGO

                              UNIPHASE CORPORATION

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 29, 1998

                            ------------------------

     The Special Meeting of Stockholders of Uniphase Corporation, a Delaware corporation (the "Company") will be held at the Company's corporate headquarters at 210 Baypointe Parkway, San Jose, California 95134, on Monday, June 29, 1998, at 9:30 A.M., Pacific Time, for the purpose of considering and acting upon the following:

     1. Approval of the Uniphase Corporation 1998 Employee Stock Purchase Plan.

     2. Any and all matters incident to the foregoing, and such other business as may legally come before the meeting and any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on May 20, 1998 as the record date for determining the stockholders having the right to notice of and to vote at the special meeting.

                                          By order of the Board of Directors

                                          Anthony R. Muller
                                          Secretary

San Jose, California
June 8, 1998

IMPORTANT: EVERY STOCKHOLDER WHETHER OR NOT HE OR SHE EXPECTS TO ATTEND THE SPECIAL MEETING IN PERSON, IS URGED TO EXECUTE THE PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE.

                              UNIPHASE CORPORATION
                            ------------------------

                                PROXY STATEMENT
                     FOR A SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 29, 1998

                            ------------------------

     Proxies in the form enclosed with this Proxy Statement are solicited by the Board of Directors of Uniphase Corporation (the "Company") to be used at a Special Meeting of Stockholders (the "Special Meeting") to be held at 9:30 A.M. Pacific Time on June 29, 1998, for the purpose set forth in the Notice of Meeting and this Proxy Statement. This Proxy Statement and the accompanying proxy were mailed to stockholders on or about June 8, 1998. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Special Meeting.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company (to the attention of Anthony R. Muller) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Special Meeting and voting in person.

     The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Special Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Special Meeting to beneficial owners of the Company's Common Stock. The Company has retained Corporate Investor Communications, Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee not to exceed $6,500 plus customary out-of-pocket expenses. The Company may conduct solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

     An automated system administered by the Company's transfer agent will tabulate votes cast by proxy at the Special Meeting, and an officer of the Company will tabulate votes cast in person at the Special Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present, and each is tabulated separately. In determining whether a proposal has been approved, abstentions are counted as votes against the proposal and broker non-votes are not counted as votes for or against the proposal.

     The close of business on May 20, 1998 has been fixed as the record date (the "Record Date") for determining the holders of shares of Common Stock of the Company entitled to notice of and to vote at the Special Meeting. As of the close of business on the Record Date, the Company had 34,920,045 shares of Common Stock outstanding and entitled to vote at the Special Meeting. The presence at the Special Meeting of a majority, or at least 17,460,023 of these shares of Common Stock of the Company, either in person or by proxy, will constitute a quorum for the transaction of business at the Special Meeting. Each outstanding share of Common Stock on the Record Date is entitled to one (1) vote on all matters.

     The Company's Board of Directors approved a two-for-one stock split in the form of a 100% stock dividend that was paid to holders of record on November 3, 1997 (the "Stock Split"). Shares and per share data in this Proxy Statement have been adjusted to reflect the Stock Split.

                                 PROPOSAL ONE:

               APPROVAL OF THE 1998 EMPLOYEE STOCK PURCHASE PLAN

GENERAL

     The Company's stockholders are being asked to approve the adoption of the Company's 1998 Employee Stock Purchase Plan (the "Purchase Plan") as a replacement for the Company's 1993 Employee Stock Purchase Plan which will expire on December 31, 1998. Currently the 1993 Employee Stock Purchase Plan has a total of 121,539 shares reserved and available for issuance thereunder. Upon approval of the Purchase Plan the Company intends to terminate the 1993 Employee Stock Purchase Plan immediately following the current purchase period which ends on July 31, 1998. Should there be any shares remaining but unissued under the 1993 Employee Stock Purchase Plan the Company will not make them available for issuance under the Purchase Plan. The first purchase period under the Purchase Plan will commence on August 1, 1998. In the following discussion of the Purchase Plan capitalized terms have the same meanings as defined in the Purchase Plan, unless otherwise noted.

     The purpose of the Purchase Plan is to provide employees of the Company and its Corporate Affiliates with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Purchase Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Purchase Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code. The Purchase Plan is intended to enable the Company and its Corporate Affiliates to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, to promote the success of the Company's business, and to increase stockholder value by further aligning the interests of its employees with the interests of the Company's stockholders by providing an opportunity to benefit from stock price appreciation that generally accompanies improved financial performance. The Board of Directors believes that the Company's long term success is dependent upon the ability of the Company and its Corporate Affiliates to attract and retain superior individuals who, by virtue of their ability and qualifications, make important contributions to the Company and its Corporate Affiliates.

     Initially, a total of 1,000,000 shares of Common Stock (the "Shares") have been reserved for issuance under the Purchase Plan. The Purchase Plan will terminate on August 1, 2008, unless earlier terminated by the Board.

     The affirmative vote of a majority of the shares present in person or by proxy at the Special Meeting and entitled to vote is required for adoption of Proposal One. For purposes of the vote on Proposal One, abstentions will have the same effect as votes against the proposal and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

     NEW PLAN BENEFITS. As of the date of this Proxy Statement no executive officer or employee of the Company has been granted any rights to purchase stock pursuant to the Purchase Plan subject to stockholder approval of the proposed Purchase Plan. The benefits to be received pursuant to the Purchase Plan by the Company's executive officers and employees are not determinable at this time.

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL
                    OF THE 1998 EMPLOYEE STOCK PURCHASE PLAN

     A general description of the principal terms of the Purchase Plan as proposed is set forth below. This description is qualified in its entirety by the terms of the Purchase Plan, a copy of which is attached to this Proxy Statement as Exhibit A and is incorporated by reference herein.

GENERAL DESCRIPTION

     The purpose of the Purchase Plan is to provide employees of the Company who participate in the Purchase Plan with an opportunity to purchase Common Stock of the Company through payroll deductions. The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify as an "employee stock purchase plan" under the provisions of Section 423 the Code. Employees of the Company and its Corporate Affiliates are eligible to participate in the Purchase Plan. Directors who are not employees are not eligible to participate. Currently the number of executive officers and employees of the Company and its Corporate Affiliates eligible to participate in the Purchase Plan is approximately 684 persons.

     Any person who is employed by the Company or any Corporate Affiliates designated by the Board for more than 20 hours per week and more than five months in a calendar year is eligible to participate in the Purchase Plan provided that the employee is employed on the first day of a Purchase Period (as defined below) and subject to certain limitations imposed by Section 423(b) of the Code. Eligible employees become participants in the Purchase Plan by delivering to the Company a purchase agreement and payroll deduction authorization prior to the commencement of the applicable Purchase Period.

     Shares of Common Stock are offered for purchase through a series of successive or overlapping purchase periods (the "Purchase Periods"), each of a duration (not to exceed twenty-four months) to be determined by the Plan Administrator. Each eligible employee who elects to participate in the Purchase Plan for a particular Purchase Period is granted a purchase right on the first day of that Purchase Period. The purchase right will entitle the participating employee to specify a level of payroll deduction (between 1% and 10% of Base Compensation) to be in effect on each pay day during the Purchase Period, and the amount of these periodic deductions will be applied to the purchase of shares of Common Stock on each purchase date.

     Outstanding purchase rights will be automatically exercised in (i) successive quarterly installments on the last day of each fiscal quarter, in the case of quarterly purchase dates, or (ii) successive semi-annual installments on the last day of each alternate fiscal quarter, in the case of semi-annual purchase dates. The purchase right will be exercised by applying the amount credited to the employee's account to the purchase of whole shares of Common Stock on each quarterly or semi-annual purchase date. The purchase price per share will be the lesser of (i) 85% of the fair market value per share of Common Stock on the date the Purchase Period begins or (ii) 85% of the fair market value per share of Common Stock on the date the Common Stock is purchased on the quarterly or semiannual purchase date. The fair market value per share of Common Stock on any relevant date under the Purchase Plan will be the mean of the highest bid and the lowest asked prices (or, if not available the closing selling price per share) on that date, as reported on The Nasdaq Stock Market, or the closing selling price on such date on such other exchange on which the Company's stock is traded.

     Notwithstanding the foregoing, (i) no employee will be permitted to subscribe for shares under the Purchase Plan if, immediately after the grant of the option, the employee would own 5% or more of the voting power or value of all classes of stock of the Company or any of its Corporate Affiliates (including stock which may be purchased under the Purchase Plan or pursuant to any other options), (ii) no employee shall be granted an option which would permit the employee to buy pursuant to the Purchase Plan more than $25,000 worth of stock (determined at the fair market value of the shares at the time the option is granted) in any calendar year, and (iii) employees shall not be permitted in any Purchase Period to purchase more than 5,000 shares.

     A participant may decrease the rate of his or her payroll deduction for the remainder of a Purchase Period by filling out the appropriate form and delivering it to the Plan Administrator. The reduced rate will become effective as soon as practicable following the filing of such form. Each participant shall be permitted such a rate reduction only four times in each Purchase Period. The reduced rate shall continue in effect for the entire Purchase Period and for each subsequent Purchase Period, unless the participant designates a different rate (up to the 10% maximum) by filing the appropriate form with the Plan Administrator. The new rate will become effective for the first Purchase Period commencing after the filing of such form.

     A participant's interest in a given Purchase Period may be terminated in whole, but not in part, by signing and delivering to the Plan Administrator the prescribed notification form for withdrawal from the Purchase

Plan. Such withdrawal may be elected at any time prior to the end of the applicable Purchase Period. Any withdrawal by the participant of accumulated payroll deductions for a given Purchase Period automatically terminates the participant's interest in that Purchase Period. The failure to remain in the continuous employ of the Company (or a Corporate Affiliate) for more than 20 hours per week and more than five months in a calendar year during an Purchase Period will be deemed to be a withdrawal from that Purchase Period.

     No rights or accumulated payroll deductions of a participant under the Purchase Plan may be pledged, assigned or transferred for any reason and any such attempt may be treated by the Company as an election to withdraw from the Purchase Plan.

     The Purchase Plan may be amended at any time by the Board, although certain amendments would require stockholder approval. The Purchase Plan will terminate on the earlier of August 1, 2008 or on the date on which all shares available under the Purchase Plan have been sold, unless earlier terminated by the Board of Directors.

CERTAIN FEDERAL TAX CONSEQUENCES

     The following discussion summarizes certain tax considerations for participants in the Purchase Plan and certain tax effects to the Company. State and local tax consequences may differ.

     Amounts deducted from a participant's pay under the Purchase Plan are part of the employee's regular compensation and remain subject to federal, state and local income and employment withholding taxes. A participant will not recognize any additional income at the time the participant elects to participate in the Purchase Plan, or purchases Common Stock under the Purchase Plan.

     If a participant disposes of Common Stock purchased pursuant to the Purchase Plan within two (2) years after the first day of the Purchase Period or within one (1) year of the purchase of Common Stock (the "Minimum Holding Period"), the participant will recognize, for federal tax purposes, ordinary compensation income at the time of disposition of the Common Stock in an amount equal to the excess of the fair market value of the Common Stock on the day the Common Stock was purchased over the purchase price the participant paid for the Common Stock. This amount may be subject to withholding for taxes. In addition, a participant generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the disposition of the Common Stock and the participant's basis in the Common Stock (that is, the purchase price plus the amount taxed as compensation income).

     If a participant disposes of Common Stock purchased pursuant to the Purchase Plan at any time after the Minimum Holding Period, the participant will recognize, for federal tax purposes, ordinary compensation income at the time of such disposition in an amount equal to the lesser of (a) the excess (or zero if there is no excess) of the fair market value of the Common Stock at the time of such disposition over the amount paid for the Common Stock, or (b) 15% of the fair market value of the Common Stock on the first day of the Purchase Period. In addition, the participant generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the disposition of the Common Stock and the participant's basis in the stock (that is, the purchase price plus the amount, if any, taxed as compensation income).

     Although the amounts deducted from a participant's pay under the Purchase Plan generally are tax-deductible business expenses of the Company, the Company generally will not be allowed any additional deduction by reason of a participant's purchase of Common Stock under the Purchase Plan. However, if a participant disposes of Common Stock purchased pursuant to the Purchase Plan within the Minimum Holding Period, the Company should be entitled to a deduction in an amount equal to the compensation income recognized by the participant. If a participant disposes of Common Stock purchased under the Purchase Plan after the Minimum Holding Period, the Company will not receive any deduction for federal income tax purposes with respect to the Common Stock.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information known to the Company with respect to the beneficial ownership as of May 20, 1998, by (i) all persons who are beneficial owners of five percent (5%) or more of the Company's Common Stock, (ii) each director, (iii) certain executive officers, and (iv) all directors and executive officers as a group.

                                                            SHARES
                        NAME OF                          BENEFICIALLY   PERCENTAGE OF SHARES
                   BENEFICIAL OWNER                        OWNED(1)     BENEFICIALLY OWNED(2)
                   ----------------                      ------------   ---------------------
5% STOCKHOLDERS
  Fidelity Management & Research(3)....................    2,263,000             6.5%
     82 Devonshire Street E15C
     Boston, MA 02109
  Pilgrim Baxter & Associates, Ltd.(4).................    1,736,510             5.0
     1255 Drummers Lane
     Wayne, PA 19087-1590
OFFICERS AND DIRECTORS
  Kevin N. Kalkhoven(5)................................      830,099               *
  Dan E. Pettit(6).....................................      238,993               *
  Catherine P. Lego(7).................................       92,291               *
  Stephen C. Johnson(8)................................      131,189               *
  John M. Scott(9).....................................      103,720               *
  Anthony R. Muller(10)................................      111,709               *
  Ian Jenks(11)........................................       29,607               *
  Robert Fink(12)......................................       24,166               *
  Wilson Sibbett, Ph.D.(13)............................       16,666               *
  Casimir Skrzypczak(14)...............................       12,222               *
  Martin Kaplan(15)....................................        8,888               *
  Peter Guglielmi(16)..................................        5,333               *
  All officers and directors as a group (12
     persons)(17)......................................    1,604,883               *%

---------------
  *  Less than 5%

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of May 20, 1998 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. To the Company's knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.

 (2) Percentage of ownership is based on 34,920,045 shares of Common Stock outstanding on May 20, 1998.

 (3) As reported in a Schedule 13G filed by FMR Corp. as of December 31, 1997, includes 2,263,000 shares as to which FMR Corp. has sole voting power and investment power.

 (4) As reported in a Schedule 13G filed by Pilgrim Baxter & Associates, Ltd. as of December 31, 1997, includes 1,179,710 shares as to which Pilgrim Baxter & Associates, Ltd. has sole voting power and 1,736,510 shares as to which Pilgrim Baxter & Associates, Ltd. has sole investment power.

 (5) Includes 770,195 shares subject to stock options currently exercisable or exercisable on or before July 19, 1998.

 (6) Includes 204,251 shares subject to stock options currently exercisable or exercisable on or before July 19, 1998 and 21,990 shares held by Kelly A. Pettit, Mr. Pettit's spouse.

 (7) Includes 92,291 shares subject to stock options currently exercisable or exercisable on or before July 19, 1998.

 (8) Includes 38,541 shares subject to stock options currently exercisable or exercisable on or before July 19, 1998.

 (9) Includes 59,230 shares subject to stock options currently exercisable or exercisable on or before July 19, 1998.

(10) Includes 23,141 shares subject to stock options currently exercisable or exercisable on or before July 19, 1998 and 4,760 shares held by Lesley Muller, Mr. Muller's daughter.

(11) Includes 27,500 shares subject to stock options currently exercisable or exercisable on or before July 19, 1998.

(12) Includes 24,166 shares subject to stock options currently exercisable or exercisable on or before July 19, 1998.

(13) Includes 16,666 shares subject to stock options currently exercisable or exercisable on or before July 19, 1998.

(14) Includes 12,222 shares subject to stock options currently exercisable or exercisable on or before July 19, 1998.

(15) Includes 8,888 shares subject to stock options currently exercisable or exercisable on or before July 19, 1998.

(16) Includes 3,333 shares subject to stock options currently exercisable or exercisable on or before July 19, 1998.

(17) Includes 1,280,424 shares subject to stock options currently exercisable or exercisable on or before July 19, 1998.

               COMPENSATION OF DIRECTORS, EXECUTIVE COMPENSATION
                            AND RELATED INFORMATION

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid during the last three fiscal years to the Company's Chief Executive Officer and to the four other most highly compensated executive officers of the Company whose compensation exceeded $100,000 for fiscal 1997 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                                                             COMPENSATION
                                                                                AWARDS
                                                                             ------------
                                                  ANNUAL COMPENSATION         SECURITIES
                                               --------------------------     UNDERLYING
     NAME AND PRINCIPAL POSITION       YEAR    SALARY ($)    BONUS ($)(1)    OPTIONS (#)
     ---------------------------       ----    ----------    ------------    ------------
Kevin N. Kalkhoven                     1997     $251,675       $109,290        120,000
  Chairman and Chief                   1996      238,400        152,090        120,000
  Executive Officer                    1995      218,301        121,253         60,000
R. Clark Harris(2)                     1997      168,187         20,787         40,000
  President of Uniphase                1996      160,644         62,010         92,996
  Telecommunications                   1995       18,460             --         81,514
  Products, Inc.
Ian Jenks(3)                           1997      165,851         44,631         40,000
  President of Laser                   1996      126,165         33,206        100,000
  Division                             1995           --             --             --
Dan E. Pettit                          1997      155,497         47,267         50,000
  Vice President                       1996      148,584         66,084         80,000
  Finance, Chief                       1995      137,971         45,981         50,000
  Financial Officer and Secretary
John M. Scott                          1997      190,331         33,032             --
  President of Ultrapointe             1996      181,166         83,350         60,000
                                       1995      165,006         48,180             --

---------------

(1) For fiscal 1995, includes bonus amounts earned in fiscal 1995 and paid in fiscal 1996. For fiscal 1996, includes bonus amounts earned in fiscal 1996 and paid in fiscal 1997. For fiscal 1997, includes bonus amounts earned in fiscal 1997 and paid in fiscal 1998.

(2) Mr. Harris joined the Company during fiscal 1995. On an annualized basis, his salary would have been $160,000 in fiscal 1995. Mr. Harris retired from the Company on May 15, 1998.

(3) Mr. Jenks joined the Company during fiscal 1996. On an annualized basis, his salary would have been $160,014 in fiscal 1996.

OPTIONS GRANTED AND OPTIONS EXERCISED IN THE LAST FISCAL YEAR

     The following tables set forth information regarding stock options granted to and exercised by the Named Executive Officers during the last fiscal year, as well as options held by such officers as of June 30, 1997:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS
                               ---------------------------------------------------
                                               % OF TOTAL                            POTENTIAL REALIZABLE VALUE AT
                                                GRANTED                                 ASSUMED ANNUAL RATE OF
                                                   TO       EXERCISE                 STOCK PRICE APPRECIATION FOR
                                               EMPLOYEES    PRICE PER                       OPTION TERM(1)
                                  OPTIONS      IN FISCAL      SHARE     EXPIRATION   -----------------------------
            NAME               GRANTED(#)(2)    YEAR(3)      ($/SH)        DATE          5%($)          10%($)
            ----               -------------   ----------   ---------   ----------   -------------   -------------
Kevin N. Kalkhoven...........     120,000          6.0%      $25.00      11/7/04      $1,432,366      $3,430,766
R. Clark Harris..............      40,000          2.0        25.00      11/7/04         477,455       1,143,589
Ian Jenks....................      40,000          2.0        25.00      11/7/04         477,455       1,143,589
Dan E. Pettit................      50,000          2.5        25.00      11/7/04         596,819       1,429,486
John M. Scott................           0           --           --           --              --              --

---------------
(1) The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term for the appreciated stock price.

(2) Options granted generally become exercisable at the rate of 25% of the shares subject thereto one year from the grant date and as to approximately 6.25% of the shares subject to the option at the end of each three-month period thereafter such that the option is fully exercisable four years from the grant date.

(3) Based on a total of 2,003,400 options granted to employees of the Company in fiscal year 1997, including the Named Executive Officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                                   NUMBER OF         VALUE OF UNEXERCISED
                                                              UNEXERCISED OPTIONS    IN-THE-MONEY OPTIONS
                                                                AT YEAR END(#)          AT YEAR END($)
                              SHARES ACQUIRED      VALUE         EXERCISABLE/            EXERCISABLE/
            NAME              ON EXERCISE(#)    REALIZED($)      UNEXERCISABLE         UNEXERCISABLE(1)
            ----              ---------------   -----------   -------------------   ----------------------
Kevin N. Kalkhoven..........      212,784       $4,801,000     752,842/244,376      $21,119,750/$3,568,767
R. Clark Harris.............       73,000        1,532,000     55,014/168,010        1,284,219/3,294,625
Ian Jenks...................       37,000          745,000      6,750/96,250          156,938/1,472,813
Dan E. Pettit...............      150,000        3,688,000     173,830/142,922       4,574,171/2,520,879
John M. Scott...............       24,518        3,833,000     36,732/108,750         991,831/2,823,750

---------------
(1) Represents the difference between the exercise price of the options (ranges from $0.80 to $25.00) and the closing price of the Company's Common Stock on June 30, 1997 ($29.125).

EMPLOYEE AGREEMENTS

     None of the Company's executive officers is a party to an employment agreement with the Company.

COMPENSATION OF DIRECTORS

     Directors who are employees of the Company do not receive any compensation for their services as directors. Directors who are not employees of the Company receive a $1,500 fee for attendance at each Board meeting (and a $500 fee for attendance at committee meetings held on a separate day). All directors will be reimbursed for expenses incurred in connection with attending Board and committee meetings.

     The Company's Amended and Restated 1993 Flexible Stock Incentive Plan (the "Plan") also provides for automatic grants of nonqualified stock options to non-employee directors ("Outside Directors"). Under the Plan, each Outside Director who first joins the Board after the effective date of the Plan automatically will receive at that time an option to purchase 40,000 shares of Common Stock. In addition, immediately after each Annual Meeting of Stockholders, each individual who is at that time continuing to serve as an Outside Director automatically will be granted an option to purchase 10,000 additional shares of Common Stock, whether or not such Outside Director stood for re-election at such annual meeting, provided that each such individual has served as an Outside Director for at least nine months. All such options granted prior to September 1996 to Outside Directors have an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant and vest at the rate of 25% of the shares subject to the option at the end of the first year and as to approximately 6.25% of the shares subject to the option each quarter (three-month period) for twelve quarters thereafter, and terminate 5 years from the date of granting. All such options granted subsequent to September 1996 to Outside Directors will have an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant and vest monthly on a straight-line basis over a three-year period for the initial 40,000 shares received on joining the board of directors and over twelve-months for the subsequent grantings of 10,000 shares, and terminate 8 years from the date of grant.

     In fiscal 1997, Dr. Bridges, Mr. Fink, Mr. Johnson, Ms. Lego, Mr. Muller and Professor Sibbett were each granted options to purchase 10,000 shares of Common Stock at a price of $25.00 per share. Mr. Muller resigned from the Compensation Committee and the Board of Directors upon his appointment as Senior Vice President, Chief Financial Officer and Secretary of the Company in January 1998.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1997, the Compensation Committee of the Board of Directors was comprised of Messrs. Fink, Johnson and Muller, none of whom was an officer of the Company (Mr. Muller resigned from the Compensation Committee and the Board of Directors upon his appointment as Senior Vice President, Chief Financial Officer and Secretary of the Company in January 1998). There are no compensation committee interlocks involving members of the Company's Compensation Committee.

COMPENSATION COMMITTEE REPORT

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph which follows shall not be deemed to be filed with the Securities and Exchange Commission nor be incorporated by reference into any such filings.

     The Compensation Committee of the Board of Directors is responsible for establishing the base salary and incentive cash bonus programs for the Company's executive officers and administering certain other compensation programs for such individuals, subject in each instance to approval by the full Board. The Compensation Committee also has the exclusive responsibility for the administration of the Amended and Restated 1993 Flexible Stock Incentive Plan, 1984 Amended and Restated Stock Option Plan and the 1993 Amended and Restated Employee Stock Purchase Plan under which grants may be made to executive officers and other key employees.

     The fundamental policy of the Compensation Committee is to provide the Company's chief executive officer and executive vice presidents with competitive compensation opportunities based upon their contribution to the financial success of the Company and their personal performance. It is the Compensation Committee's objective to have a substantial portion of each officer's compensation contingent upon the Company's performance as well as upon his own level of performance. Accordingly, the compensation package for the CEO and executive vice presidents is comprised of three elements: (i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in the industry,

(ii) annual variable performance awards payable in cash and tied to the Company's achievement of financial performance targets, and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's stockholders. As an executive officer's level of responsibility increases, it is the intent of the Compensation Committee to have a greater portion of his total compensation be dependent upon Company performance and stock price appreciation rather than base salary.

     Several of the more important factors which the Compensation Committee considered in establishing the components of each executive officer's compensation package for the 1998 fiscal year are summarized below. Additional factors were also taken into account, and the Compensation Committee may in its discretion apply entirely different factors, particularly different measures of financial performance, in setting executive compensation for future fiscal years.

     Base Salary. The base salary for each officer is determined on the basis of the following factors: experience, personal performance, the average salary levels in effect for comparable positions within and without the industry and internal comparability considerations. The weight given to each of these factors differs from individual to individual, as the Compensation Committee deems appropriate. In selecting comparable companies for the purposes of maintaining competitive compensation, the Compensation Committee considers many factors including geographic location, growth rate, annual revenue and profitability, and market capitalization. The Compensation Committee also considers companies outside the industry which may compete with the Company in recruiting executive talent.

     Annual Incentive Compensation. Annual bonuses are earned by each executive officer primarily on the basis of the Company's achievement of certain corporate financial performance goals established for each fiscal year. For fiscal 1997, bonuses were earned on the basis of the following factors: (i) the Company's consolidated operating profit performance net of certain non-recurring adjustments, relative to the target established by the Compensation Committee, and (ii) the revenue and operating profit performance of the respective division or subsidiary relative to the targets established by the Compensation Committee. A portion of the Company's earnings for the 1997 fiscal year was accordingly set aside for distribution under the bonus pool, and the CEO and each executive vice president was awarded a share of that pool on the basis of the respective responsibilities assigned to him and his relative position in the Company. The actual bonus paid for the year to each of the Named Executive Officers is indicated in the Bonus column of the Summary Compensation Table.

     Deferred Compensation Plan. The Company maintains a deferred compensation plan, pursuant to which certain members of management (including the executive officers) may elect to defer a portion of his or her annual compensation. The participants' funds are invested among various funds designated by the plan administrator and currently may not be invested in Common Stock or other Company securities. Upon the death or retirement of a participant, the funds attributable to the participant (including any earnings on contributions) are distributed to the participant or the participant's beneficiary in a lump sum or in annual installments over a period of 3, 5, 10 or 15 years.

     Long-Term Compensation. Long-term incentives are provided through stock option grants. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the individual to acquire shares of the Company's Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to ten years). Options granted become exercisable at the rate of 25% of the shares subject thereto one year from the grant date and as to approximately 6.25% of the shares subject to the option at the end of each three-month period thereafter such that the option is fully exercisable four years from the grant date, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by the Company during the four-year vesting period, and then only if the market price of the underlying shares appreciates over the option term. The number of shares subject to each grant is set at a level intended to create a meaningful opportunity for stock ownership based on the officer's current position with the Company, the base salary associated with that position, the average size of comparable awards made to individuals in similar positions within the industry, the individual's potential for increased responsibility and promotion over the option term, and the individual's personal performance in recent periods. The Compensation Committee also takes into account the number of vested and unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Compensation Committee does not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers. The actual options granted to each of the current executive officers named in the Summary Compensation Table is indicated in the Long-Term Compensation Awards column.

     The Company is required to disclose its policy regarding qualifying executive compensation for deductibility under Section 162(m) of the Internal Revenue Code which provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly-held corporation is limited to no more than $1 million per year. It is not expected that the compensation to be paid to the Company's executive officers for fiscal 1997 will exceed the $1 million limit per officer. The Company's Amended and Restated 1993 Flexible Stock Incentive Plan is structured so that any compensation deemed paid to an executive officer when he exercises an outstanding option under the Plan, with an exercise price equal to the fair market value of the option shares on the grant date, will qualify as performance-based compensation which will not be subject to the $1 million limitation. Until final Treasury regulations are issued with respect to the new $1 million limitation, the Compensation Committee will defer any decision on whether or not to limit the dollar amount of all other compensation payable to the Company's executive officers to the $1 million limitation, should the individual compensation of any executive officer ever approach that level.

                                          Compensation Committee

                                          Robert C. Fink
                                          Stephen C. Johnson
                                          Anthony R. Muller*

STOCK PERFORMANCE GRAPH

     The following graph sets forth the Company's total cumulative stockholder return as compared to Nasdaq Market Index and the peer group chosen for the Company for fiscal 1996 ("Peer Group I") and fiscal 1997 ("Peer Group II"), respectively. Due to the Company's increased emphasis on solid state laser technology and its recent entry into the telecommunications market, the Company revised its peer group to represent more accurately the markets in which it sells its products. Peer Group I consists of the following companies: Coherent, Inc., KLA-Tencor Corporation, Laser Industries, Ltd., Harmonic Lightwave, Inc., Ortel Corporation, Summitt Technology Inc. and II -- VI, Inc. Peer Group II consists of the following companies: Coherent, Inc., KLA-Tencor Corporation, Laser Industries, Ltd., Harmonic Lightwave, Inc., Ortel Corporation, II -- VI, Inc. and SDL, Inc.

     The total stockholder return assumes $100 invested at the beginning of the period in (a) Common Stock of the Company, (b) the Nasdaq Market Index, and (c) a peer group of companies that, like the Company, (i) are publicly-traded and
(ii) are either laser, semiconductor capital equipment or telecommunications equipment companies. Total return assumes reinvestment of dividends. Historical stock price performance is not necessarily indicative of future price performance.

---------------

  *Mr. Muller resigned from the Compensation Committee and the Board of Directors upon his appointment as Senior Vice President, Chief Financial Officer and Secretary of the Company in January 1998.

     Measurement Period          Uniphase      Nasdaq Market
   (Fiscal Year Covered)       Corporation         Index         Peer Group I    Peer Group II
11/17/97                          100.00           100.00           100.00           100.00
6/30/94                            96.97           132.38           104.14           149.17
6/30/95                           259.09           249.88           122.14           311.72
6/30/96                           860.61           211.33           153.75           300.02
6/30/97                          1412.12           268.47           185.21           396.08

                     ASSUMES $100 INVESTED ON NOV. 17, 1993
          ASSUMES DIVIDEND REINVESTED FISCAL YEAR ENDED JUNE 30, 1997

                                 OTHER MATTERS

     The Company knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters properly come before the Special Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

                                          By Order of the Board of Directors,
                                          Anthony R. Muller
                                          Secretary

June 8, 1998
San Jose, California

                                   EXHIBIT A

                              UNIPHASE CORPORATION
                       1998 EMPLOYEE STOCK PURCHASE PLAN

I. PURPOSE

     The Uniphase Corporation 1998 EMPLOYEE STOCK PURCHASE PLAN (the "Plan") is intended to provide eligible employees of the Company and one or more of its Corporate Affiliates with the opportunity to acquire a proprietary interest in the Company through participation in a plan designed to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code (the "Code").

II. DEFINITIONS

     For purposes of administration of the Plan, the following terms shall have the meanings indicated:

     Base Compensation means (i) the regular basic earnings paid to a Participant by one or more Participating Companies plus (ii) all contributions made on the Participant's behalf pursuant to any qualified salary deferral arrangement under Section 401(k) of the Code and to a plan qualified under
Section 125 of the Code in effect for Employees. The calculation of Base Compensation may also include, at the discretion of the Plan Administrator (such discretion to be applied uniformly to all participants), overtime, shift differentials and other differentials. Compensation shall be calculated on the basis of equivalent bi-weekly straight-time hours multiplied by straight-time rate.

     Board means the Board of Directors of the Company.

     Company means Uniphase Corporation, a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Uniphase Corporation, which shall by appropriate action adopt the Plan.

     Corporate Affiliate means any company which is either the parent corporation or a subsidiary corporation of the Company (as determined in accordance with Section 424 of the Code), including any parent or subsidiary corporation which becomes such after the Effective Date.

     Effective Date means August 1, 1998. However, should any Corporate Affiliate become a Participating Company in the Plan after such applicable date, then such entity shall designate a separate Effective Date with respect to its employee-Participants.

     Employee means any person who is regularly engaged, for a period of more than 20 hours per week and more than 5 months per calendar year, in the rendition of personal services to the Company or any other Participating Company for earnings considered wages under Section 3121(a) of the Code.

     Quarter means any three-month period commencing August 1, November 1 February 1 or May 1, during each calendar year during the term of the Plan.

     Participant means any Employee of a Participating Company who is actively participating in the Plan.

     Participating Company means the Company and such Corporate Affiliate or Affiliates as may be designated from time to time by the Board.

     Plan Administrator means either the Board or a Committee of the Board that is responsible for administration of the Plan.

     Stock means shares of the common stock of the Company.

III. ADMINISTRATION

     (a) The Plan shall be administered by the Plan Administrator which shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the

Plan Administrator shall, to the full extent permitted by Applicable Law, be final and binding upon all persons.

     (b) No member of the Committee while serving as such shall be eligible to participate in the Plan.

IV. PURCHASE PERIODS

     (a) Stock shall be offered for purchase under the Plan through a series of successive purchase periods until such time as (i) the maximum number of shares of Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated in accordance with Article X or
Article XI.

     (b) The Plan shall be implemented in a series of overlapping purchase periods, each to be of such duration (not to exceed twenty-four (24) months per purchase period) as determined by the Plan Administrator prior to the commencement date of the purchase period. The initial purchase period will begin on the Effective Date and subsequent purchase periods will commence, at the Plan Administrator's discretion, either on the first day of each succeeding Quarter or of each alternate succeeding Quarter. Accordingly, either four (4) or two (2) separate purchase periods may commence in each subsequent calendar year during which the Plan remains in existence. The Plan Administrator shall have the authority to change the length of any purchase period by announcement at least thirty (30) days prior to the commencement of such purchase period and to determine whether subsequent purchase periods shall be consecutive or overlapping. A purchase period may be terminated by the Plan Administrator on any date of exercise if the Plan Administrator determines that the termination of the purchase period is in the best interests of the Company and its stockholders.

     (c) The Participant shall be granted a separate purchase right for each purchase period in which he/she participates. The purchase right shall be granted on the first day of the purchase period and shall be automatically exercised in (i) successive quarterly installments on the last day of each Quarter such purchase right remains outstanding, in the case of quarterly purchase periods, or (ii) successive semi-annual installments on the last day of each alternate Quarter such purchase right remains outstanding, in the case of semi-annual purchase periods.

     (d) An Employee may participate in only one purchase period at a time. Accordingly, an Employee who wishes to join a new purchase period must withdraw from the current purchase period in which he/she is participating and must also enroll in the new purchase period prior to the commencement date for that period.

     (e) The acquisition of Stock through participation in the Plan for any purchase period shall neither limit nor require the acquisition of Stock by the Participant in any subsequent purchase period.

     (f) Under no circumstances shall any purchase rights granted under the Plan be exercised, nor shall any shares of Stock be issued hereunder, until such time as (i) the Plan shall have been approved by the Company's stockholders and (ii) the Company shall have complied with all applicable requirements of the Securities Act of 1933 (as amended), all applicable listing requirements of any securities exchange on which the Stock is listed and all other applicable requirements established by law or regulation.

V. ELIGIBILITY AND PARTICIPATION

     (a) Every Employee of a Participating Company shall be eligible to participate in the Plan on the first day of the first purchase period following the Employee's commencement of service with the Company or any Corporate Affiliate, but in no event shall participation commence prior to the Effective Date.

     (b) In order to participate in the Plan for a particular purchase period, the Employee must complete the enrollment forms prescribed by the Plan Administrator (including a purchase agreement and a payroll deduction authorization) and file such forms with the Plan Administrator (or its designate) prior to the commencement date of the purchase period.

     (c) The payroll deduction authorized by a Participant for purposes of acquiring Stock under the Plan may be any multiple of 1% of the Base Compensation paid to the Participant during the relevant purchase period, up to a maximum of 10%. The deduction rate so authorized shall continue in effect for the entire purchase period unless the Participant shall, prior to the end of the purchase period for which the purchase right is in effect, reduce the rate by filing the appropriate form with the Plan Administrator (or its designate). The reduced rate shall become effective as soon as practicable following the filing of such form. Each Participant shall be permitted such a rate reduction only four (4) times in each purchase period. The reduced rate shall continue in effect for the entire purchase period and for each subsequent purchase period, unless the Participant shall, prior to the commencement of any subsequent purchase period, designate a different rate (up to the 10% maximum) by filing the appropriate form with the Plan Administrator (or its designate). The new rate shall become effective for the first purchase period commencing after the filing of such form. Payroll deductions, however, will automatically cease upon the termination of the Participant's purchase right in accordance with Section VII(d) or (e) below.

VI. STOCK SUBJECT TO PLAN

     (a) The Stock purchasable by Participants under the Plan shall, solely in the Board's discretion, be made available from either authorized but unissued Stock or from reacquired Stock, including shares of Stock purchased on the open market. The total number of shares of Stock which may be issued under the Plan shall not exceed 1,000,000 shares (subject to adjustment under Section VI(b).

     (b) In the event any change is made to the Stock purchasable under the Plan by reason of any recapitalization, stock dividend, stock split, combination of shares or other change affecting the outstanding common stock of the Company as a class without receipt of consideration, then appropriate adjustments shall be made by the Plan Administrator to the class and maximum number of shares purchasable under the Plan, the class and maximum number of shares purchasable per Participant under any purchase right outstanding at the time or purchasable per Participant over the term of the Plan, and the class and number of shares and the price per share of the Stock subject to outstanding purchase rights held by Participants under the Plan.

VII. PURCHASE RIGHTS

     An Employee who participates in the Plan for a particular purchase period shall have the right to purchase Stock on the purchase dates designated by the Plan Administrator for such purchase period upon the terms and conditions set forth below and shall execute a purchase agreement embodying such terms and conditions and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

     (a) Purchase Price. The purchase price per share shall be the lesser of (i) 85% of the fair market value of a share of Stock on the date on which the purchase right is granted or (ii) 85% of the fair market value of a share of Stock on the date the purchase right is exercised. For purposes of determining such fair market value (and for all other valuation purposes under the Plan), the fair market value per share of Stock on any date shall be the closing selling price per share on such date, as officially quoted on the principal exchange on which the Stock is at the time traded or, if not traded on any exchange, the mean of the highest bid and the lowest asked prices (or, if such information is available, the closing price per share) of the Stock on such date, as reported on the NASDAQ system. If there are no sales of Stock on such day, then the closing selling price (or, to the extent applicable, the mean of the highest bid and lowest asked prices) for the Stock on the next preceding day for which there do exist such quotations shall be determinative of fair market value.

     (b) Number of Purchasable Shares. The number of shares purchasable by a Participant on any particular purchase date shall be the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions during the quarterly or semi-annual period beginning with the start of the purchase period or the most recent purchase date in the same purchase period (whichever is applicable), together with any amount carried over from the preceding purchase date in the same purchase period pursuant to the provisions of Section VII(f), by the purchase price in effect for such purchase date. However, the maximum number of shares purchasable by the Participant pursuant to any one outstanding purchase right shall not exceed 5,000 shares (subject to adjustment under Section VI(b)).

     Under no circumstances shall purchase rights be granted under the Plan to any Employee if such Employee would, immediately after the grant, own (within the meaning of Section 424(d) of the Code), or hold outstanding options or other rights to purchase, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its Corporate Affiliates.

     (c) Payment. Payment for Stock purchased under the Plan shall be effected by means of the Participant's authorized payroll deductions. Such deductions shall begin on the first pay day coincident with or immediately following the commencement date of the relevant purchase period and shall terminate with the pay day ending with or immediately prior to the last day of the purchase period. The amounts so collected shall be credited to the Participant's individual account under the Plan, but no interest shall be paid on the balance from time to time outstanding in the account. The amounts collected from a Participant may be commingled with the general assets of the Company and may be used for general corporate purposes.

     (d) Termination of Purchase Rights.

          (i) A Participant may, prior to any purchase date, terminate his/her outstanding purchase right under the Plan by filing the prescribed notification form with the Plan Administrator (or its designate). The Company will then refund the payroll deductions which the Participant made with respect to the terminated purchase right, and no further amounts will be collected from the Participant with respect to such terminated right.

          (ii) The termination shall be irrevocable with respect to the particular purchase period to which it pertains and shall also require the Participant to re-enroll in the Plan (by making a timely filing of a new purchase agreement and payroll deduction authorization) if the Participant wishes to resume participation in a subsequent purchase period.

     (e) Termination of Employment. If a Participant ceases Employee status during any purchase period, then the Participant's outstanding purchase right under the Plan shall immediately terminate and all sums previously collected from the Participant and not previously applied to the purchase of stock during such purchase period shall be promptly refunded. However, should the Participant die or become permanently disabled while in Employee status, then the Participant or the person or persons to whom the rights of the deceased Participant under the Plan are transferred by will or by the laws of descent and distribution (the "successor") will have the election, exercisable at any time prior to the purchase date for the quarterly or semi-annual period in which the Participant dies or becomes permanently disabled, to (i) withdraw all of the funds in the Participant's payroll account at the time of his/her cessation of Employees status or (ii) have such funds held for purchase of shares of Stock on the purchase date. In no event, however, shall any further payroll deductions be added to the Participant's account following his/her cessation of Employee status.

     For purposes of the Plan: (a) a Participant shall be considered to be an Employee for so long as such Participant remains in the employ of the Company or any other Participating Company under the Plan and (b) a Participant shall be deemed to be permanently disabled if he/she is unable, by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of at least twelve (12) months, to engage in any substantial gainful employment.

     (f) Stock Purchase. Outstanding purchase rights shall be automatically exercised in a series of successive installments as provided in Section IV(c). The exercise shall be effected by applying the amount credited to the Participant's account on the last date of the Quarter, in the case of a purchase period in which purchases are effected quarterly, or the last date of the alternate Quarter, in the case of a purchase period in which purchases are effected semi-annually, to the purchase of whole shares of Stock (subject to the limitations on the maximum number of purchasable shares set forth in Section VII(b)) at the purchase price in effect for such purchase date. Any amount remaining in the Participant's account after such exercise shall be held for the purchase of Stock on the next quarterly or semi-annual purchase date within the purchase period; provided, however, that any amount not applied to the purchase of Stock at the end of a purchase period shall be refunded promptly after the close of the purchase period and any amount not applied to the purchase of stock by reason by the Section VII(b) limitations on the maximum number of purchasable shares shall be refunded promptly after the quarterly or semi-annual purchase date.

     (g) Proration of Purchase Rights. Should the total number of shares of Stock which are to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and any amounts credited to the accounts of Participants shall, to the extent not applied to the purchase of Stock, be refunded to the Participants.

     (h) Rights as Stockholder. A Participant shall have no rights as a stockholder with respect to shares covered by the purchase rights granted to the Participant under the Plan until the shares are actually purchased on the Participant's behalf in accordance with Section VII(f). No adjustments shall be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

     A Participant shall be entitled to receive, as soon as practicable after the date of each purchase, stock certificates for the number of shares purchased on the Participant's behalf.

     (i) Assignability. No purchase rights granted under the Plan shall be assignable or transferable by a Participant except by will or by the laws of descent and distribution, and the purchase rights shall, during the lifetime of the Participant, be exercisable only by such Participant.

     (j) Merger or Liquidation of Company. In the event the Company or its stockholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Company by means of a sale, merger or reorganization in which the Company will not be the surviving corporation (other than a reorganization effected primarily to change the State in which the Company is incorporated) or in the event the Company is liquidated, then all outstanding purchase rights under the Plan shall automatically be exercised immediately prior to such sale, merger, reorganization or liquidation by applying all sums previously collected from Participants pursuant to their payroll deductions in effect for such rights to the purchase of whole shares of Stock, subject, however, to the applicable limitations of Section VII(b).

VIII. ACCRUAL LIMITATIONS

     (a) No Participant shall be entitled to accrue rights to acquire Stock pursuant to any purchase right under this Plan if and to the extent such accrual, when aggregated with (I) Stock rights accrued under other purchase rights outstanding under this Plan and (II) similar rights accrued under other employee stock purchase plans (within the meaning of Section 423 of the Code) of the Company or its Corporate Affiliates, would otherwise permit such Participant to purchase more than $25,000 worth of stock of the Company or any Corporate Affiliate (determined on the basis of the fair market value of such stock on the date or dates such rights are granted to the Participant) for each calendar year such rights are at any time outstanding.

     (b) For purposes of applying the accrual limitations of Section VIII(a), the right to acquire Stock pursuant to each purchase right outstanding under the Plan shall accrue as follows:

          (i) The right to acquire Stock under each such purchase right shall accrue in a series of successive quarterly or semi-annual installments as and when the purchase right first becomes exercisable for each installment as provided in Section IV(c).

          (ii) No right to acquire Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire $25,000 worth of Stock (determined on the basis of the fair market value on the date or dates of grant) pursuant to that purchase right or one or more other purchase rights which may have been held by the Participant during such calendar year.

          (iii) If by reason of the Section VIII(a) limitations, the Participant's outstanding purchase right does not accrue for a particular purchase date of any purchase period, then the payroll deductions which the Participant made during that quarterly or semi-annual period with respect to such purchase right shall be promptly refunded.

     (c) In the event there is any conflict between the provisions of this
Article VIII and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article VIII shall be controlling.

IX. STATUS OF PLAN UNDER FEDERAL TAX LAWS

     (a) The Plan is designed to qualify as an employee stock purchase plan under Section 423 of the Code. However, after the Effective Date, the Plan Administrator may, at its discretion, cease to administer the Plan as a qualified employee stock purchase plan under Code Section 423. Accordingly, share purchases effected under the Plan at any time after the Plan ceases to be administered as a qualified employee stock purchase plan under Code Section 423 (whether pursuant to purchase rights granted before or after the Plan ceases to be qualified) shall result in taxable income to each Participant equal to the excess of (i) the fair market value of the purchased shares on the purchase date over (ii) the purchase price paid for such shares.

     (b) To the extent required by law, the Company's obligation to deliver shares to the Participant upon the exercise of any outstanding purchase right shall be subject to the Participant's satisfaction of all applicable federal, state and local income and employment tax withholding requirements.

X. AMENDMENT AND TERMINATION

     (a) The Board may from time to time alter, amend, suspend or discontinue the Plan; provided, however, that no such action shall become effective prior to the exercise of outstanding purchase rights at the end of the quarterly or semi-annual period in which such action is authorized. To the extent necessary to comply with Code Section 423, the Company shall obtain stockholder approval in such a manner and to such a degree as required.

     (b) The Company shall have the right, exercisable in the sole discretion of the Plan Administrator, to terminate the Plan immediately following the end of a quarterly or semi-annual purchase date. Should the Company elect to exercise such right, then the Plan shall terminate in its entirety, and no further purchase rights shall thereafter be granted, and no further payroll deductions shall thereafter be collected, under the Plan.

XI. GENERAL PROVISIONS

     (a) The Plan shall terminate upon the earlier of (i) May 1, 2008 or (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan.

     (b) All costs and expenses incurred in the administration of the Plan shall be paid by the Company.

     (c) Neither the action of the Company in establishing the Plan, nor any action taken under the Plan by the Plan Administrator, nor any provision of the Plan itself shall be construed so as to grant any person the right to remain in the employ of the Company or any of its Corporate Affiliates for any period of specific duration, and such person's employment may be terminated at any time, with or without cause.

     (d) Governing Law. The Plan is to be construed in accordance with and governed by the internal laws of the State of California (as permitted by Section 1646.5 of the California Civil Code, or any similar successor provision) without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties, except to the extent the internal laws of the State of California are superseded by the laws of the United States. Should any provision of the Plan be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

                                                                           PROXY

                              UNIPHASE CORPORATION

                             210 BAYPOINTE PARKWAY
                           SAN JOSE, CALIFORNIA 95134


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            FOR THE SPECIAL MEETING OF STOCKHOLDERS ON JUNE 29, 1998


     KEVIN N. KALKHOVEN and ANTHONY R. MULLER, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Special Meeting of Stockholders of UNIPHASE CORPORATION (the "Company"), to be held on Monday, June 29, 1998, and any adjournments or postponements thereof.

SEE REVERSE SIDE. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, JUST SIGN AND DATE ON THE REVERSE SIDE. YOU NEED NOT MARK ANY BOXES.

                                                            -----------------
                                                               SEE REVERSE
CONTINUED AND TO BE SIGNED ON REVERSE SIDE                         SIDE
                                                            -----------------

                                                                           PROXY


[X]  Please Mark Votes as in This Example.


     Shares represented by this proxy will be voted as directed by the stockholder. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR PROPOSAL 1. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Special Meeting of Stockholders.

1.  Approval of the Company's 1998 Employee Stock Purchase Plan.

    FOR              WITHHELD              ABSTAIN
    [ ]                [ ]                   [ ]


                                                    MARK HERE
                                                    FOR ADDRESS
                                                    CHANGE AND     [ ]
                                                    NOTE AT LEFT

                                Please sign exactly as your name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                                Signature: _________________      Date: ________

                                Signature: _________________      Date: ________


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.